                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  __________

                                 SCHEDULE 13G
                               (Amendment No. 2)

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 and 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934



                           Tenneco Automotive, Inc.
                           ------------------------
                               (Name of Issuer)

                    Common Stock, Par Value $.01 Per Share
                    --------------------------------------
                        (Title of Class of Securities)

                                   880349105
                                   ---------
                                (CUSIP Number)

CUSIP NO. 880349105                 13G/A                     PAGE 2 OF 12 PAGES
-------------------                                           ------------------

1.               NAME OF REPORTING PERSON
                 S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 HIGHFIELDS CAPITAL MANAGEMENT LP
--------------------------------------------------------------------------------
2.               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a) [_]
                                                                     (b) [_]

--------------------------------------------------------------------------------
3.               SEC USE ONLY
--------------------------------------------------------------------------------
4.               CITIZENSHIP OR PLACE OF ORGANIZATION

                 DELAWARE
--------------------------------------------------------------------------------

                          SOLE VOTING POWER
                     5
     NUMBER OF
                          2,744,298
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             -0-
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          2,744,298
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
------------------------------------------------------------------------------
9.               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                 PERSON
                 2,744,298
--------------------------------------------------------------------------------
10.              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES [_]
                 CERTAIN SHARES
--------------------------------------------------------------------------------
11.              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 8.1%
--------------------------------------------------------------------------------
12.              TYPE OF REPORTING PERSON

                 PN
--------------------------------------------------------------------------------

CUSIP NO. 880349105                 13G/A                     PAGE 3 OF 12 PAGES
-------------------                                           ------------------

1.               NAME OF REPORTING PERSON
                 S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 HIGHFIELDS GP LLC
--------------------------------------------------------------------------------
2.               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a) [_]
                                                                     (b) [_]

--------------------------------------------------------------------------------
3.               SEC USE ONLY
--------------------------------------------------------------------------------
4.               CITIZENSHIP OR PLACE OF ORGANIZATION

                 DELAWARE
--------------------------------------------------------------------------------

                          SOLE VOTING POWER
                     5
     NUMBER OF
                          2,744,298
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             -0-
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          2,744,298
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
------------------------------------------------------------------------------
9.               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                 PERSON
                 2,744,298
--------------------------------------------------------------------------------
10.              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES  [_]
                 CERTAIN SHARES
--------------------------------------------------------------------------------
11.              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 8.1%
--------------------------------------------------------------------------------
12.              TYPE OF REPORTING PERSON

                 OO
--------------------------------------------------------------------------------

CUSIP NO. 880349105                 13G/A                     PAGE 4 OF 12 PAGES
-------------------                                           ------------------

1.               NAME OF REPORTING PERSON
                 S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 JONATHON S. JACOBSON
--------------------------------------------------------------------------------
2.               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a) [_]
                                                                     (b) [_]

--------------------------------------------------------------------------------
3.               SEC USE ONLY
--------------------------------------------------------------------------------
4.               CITIZENSHIP OR PLACE OF ORGANIZATION

                 UNITED STATES
--------------------------------------------------------------------------------

                          SOLE VOTING POWER
                     5
     NUMBER OF
                          2,744,298
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             -0-
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          2,744,298
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
------------------------------------------------------------------------------
9.               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                 PERSON
                 2,744,298
--------------------------------------------------------------------------------
10.              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES  [_]
                 CERTAIN SHARES
--------------------------------------------------------------------------------
11.              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 8.1%
--------------------------------------------------------------------------------
12.              TYPE OF REPORTING PERSON

                 IN
--------------------------------------------------------------------------------

CUSIP NO. 880349105                 13G/A                     PAGE 5 OF 12 PAGES
-------------------                                           ------------------

1.               NAME OF REPORTING PERSON
                 S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 RICHARD L. GRUBMAN
--------------------------------------------------------------------------------
2.               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a) [_]
                                                                     (b) [_]

--------------------------------------------------------------------------------
3.               SEC USE ONLY
--------------------------------------------------------------------------------
4.               CITIZENSHIP OR PLACE OF ORGANIZATION

                 UNITED STATES
--------------------------------------------------------------------------------

                          SOLE VOTING POWER
                     5
     NUMBER OF
                          2,744,298
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             -0-
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          2,744,298
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
------------------------------------------------------------------------------
9.               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                 PERSON
                 2,744,298
--------------------------------------------------------------------------------
10.              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES  [_]
                 CERTAIN SHARES
--------------------------------------------------------------------------------
11.              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 8.1%
--------------------------------------------------------------------------------
12.              TYPE OF REPORTING PERSON

                 IN
--------------------------------------------------------------------------------

CUSIP NO. 880349105                 13G/A                     PAGE 6 OF 12 PAGES
-------------------                                           ------------------

1.               NAME OF REPORTING PERSON
                 S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 HIGHFIELDS CAPITAL LTD.
--------------------------------------------------------------------------------
2.               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a) [_]
                                                                     (b) [_]

--------------------------------------------------------------------------------
3.               SEC USE ONLY
--------------------------------------------------------------------------------
4.               CITIZENSHIP OR PLACE OF ORGANIZATION

                 CAYMAN ISLANDS
--------------------------------------------------------------------------------

                          SOLE VOTING POWER
                     5
     NUMBER OF
                          1,972,621
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             -0-
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          1,972,621
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
------------------------------------------------------------------------------
9.               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                 PERSON
                 1,972,621
--------------------------------------------------------------------------------
10.              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES  [_]
                 CERTAIN SHARES
--------------------------------------------------------------------------------
11.              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 5.9%
--------------------------------------------------------------------------------
12.              TYPE OF REPORTING PERSON

                 IN
--------------------------------------------------------------------------------

CUSIP NO. 880349105                 13G/A                     PAGE 7 OF 12 PAGES
-------------------                                           ------------------

ITEM 1(a).     NAME OF ISSUER:


               Tenneco Automotive Inc.
               ------------------------------------------------

ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:


               500 North Field Drive, Lake Forest, Illinois 60045
               ------------------------------------------------------------

ITEM 2(a).     NAME OF PERSON FILING:

               This statement is being filed by the following persons with respect to the shares of common stock of the Issuer directly owned by Highfields Capital I LP, Highfields Capital II LP and Highfields Capital Ltd. (collectively, the "Funds"):

               (i) Highfields Capital Management LP, a Delaware limited partnership ("Highfields Capital Management") and Investment Manager to each of the Funds,

               (ii) Highfields GP LLC, a Delaware limited liability company ("Highfields GP") and the General Partner of Highfields Capital Management,

               (iii) Jonathon S. Jacobson, a Managing Member of Highfields GP, and

               (iv) Richard L. Grubman, a Managing Member of Highfields GP.

               This statement is also being filed by Highfields Capital Ltd., an exempted limited company organized under the laws of the Cayman Islands.

               Highfields Capital Management, Highfields GP, Mr. Jacobson, Mr. Grubman and Highfields Capital Ltd. are sometimes individually referred to herein as a "Reporting Person" and collectively as the "Reporting Persons."

ITEM 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               Address for Highfields Capital Management, Highlands GP, Jonathon Jacobson and Richard Grubman:
               c/o Highfields Capital Management, 200 Clarendon Street, Boston, Massachusetts 02117
               ---------------------------

CUSIP NO. 880349105                 13G/A                     PAGE 8 OF 12 PAGES
-------------------                                           ------------------

               Address for Highfields Capital Ltd.:
               c/o Goldman Sachs (Cayman) Trust, Limited
               Harbour Centre, North Church Street
               P.O. Box 896
               Georgetown, Grand Cayman
               Cayman Islands, B.W.I.
               ----------------------

ITEM 2(c).     CITIZENSHIP:

               Highfields Capital Management - Delaware
               Highfields GP - Delaware
               Richard L. Grubman - United States
               Jonathon S. Jacobson - United States
               Highfields Capital Ltd. - Cayman Islands
               ----------------------------------------

ITEM 2(d).     Title of Class of Securities:

               Common Stock, par value $.01 per share
               --------------------------------------


ITEM 2(e).     CUSIP NUMBER:


               880349105
               ---------


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

      (a) [_]  Broker or dealer registered under Section 15 of the Exchange Act.

      (b) [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

      (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

      (d) [_] Investment company registered under Section 8 of the Investment Company Act.

      (e) [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

      (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

      (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

CUSIP NO. 880349105                 13G/A                     PAGE 9 OF 12 PAGES
-------------------                                           ------------------

      (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

      (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

      (j) [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

      If this statement is filed pursuant to Rule 13d-1(c), check this box.  [_]

ITEM 4.  OWNERSHIP.

  If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1
(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

For Highfields Capital Management, Highfields GP, Jonathan Jacobson and Richard
Grubman:

  (a) Amount beneficially owned:

      2,744,298 shares of Common Stock
      --------------------------------
  (b) Percent of class:

      8.1%
      -----------

  (c) Number of shares as to which such person has:

      (i)   Sole power to vote or to direct the vote 2,744,298
                                                     ---------

      (ii)  Shared power to vote or to direct the vote     --0--
                                                       --------------

      (iii) Sole power to dispose or to direct the disposition of 2,744,298
                                                                  ---------

      (iv) Shared power to dispose or to direct the disposition of     --0--
                                                                    ------------


For Highfields Capital Ltd.:

  (a) Amount beneficially owned:

      1,972,621 shares of Common Stock
      --------------------------------

  (b) Percent of class:

      5.9%
      -----------

  (c) Number of shares as to which such person has:

      (i)   Sole power to vote or to direct the vote 1,972,621
                                                     ---------

      (ii)  Shared power to vote or to direct the vote     --0--
                                                       --------------

      (iii) Sole power to dispose or to direct the disposition of 1,972,621
                                                                  ---------

      (iv)  Shared power to dispose or to direct the disposition of    --0--
                                                                    ------------
ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         Not applicable.

CUSIP NO. 880349105                 13G/A                    PAGE 10 OF 12 PAGES
-------------------                                          ------------------

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

  The shares to which this filing by Highfields Capital Management, Highfields GP, Jonathon Jacobson and Richard Grubman relates are beneficially owned by the Funds, each of which has the power to direct the dividends from or the proceeds of the sale of the shares owned by such Fund. Highfields Capital Management serves as the Investment Manager to each of the Funds. Neither Highfields Capital I LP nor Highfields Capital II LP owns 5% or more of the securities to which this filing pertains. Highfields Capital Ltd., a Reporting Person, beneficially owns 5.9% of the securities to which this filing relates.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.

ITEM 10.  CERTIFICATION.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP NO. 880349105                 13G/A                    PAGE 11 OF 12 PAGES
-------------------                                          -------------------

                                   SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                               February 14, 2000
                    --------------------------------------
                                     Date

                    HIGHFIELDS CAPITAL MANAGEMENT LP
                    By: Highfields GP LLC, its General Partner

                            /s/ KENNETH H. COLBURN
                         ----------------------------
                                   Signature

                              Kenneth H. Colburn
                             Authorized Signatory
                             --------------------
                                  Name/Title

                    HIGHFIELDS GP LLC

                              /s/ KENNETH H. COLBURN
                         ----------------------------
                                     Signature

                            Kenneth H. Colburn
                           Authorized Signatory
                           --------------------
                                Name/Title

                    JONATHON S. JACOBSON

                              /s/ KENNETH H. COLBURN
                         ----------------------------
                                     Signature

                         Kenneth H. Colburn
                           Attorney-in-Fact
                           ----------------
                              Name/Title

                    RICHARD L. GRUBMAN

                              /s/ KENNETH H. COLBURN
                         ----------------------------
                                     Signature

                         Kenneth H. Colburn
                           Attorney-in-Fact
                           ----------------
                              Name/Title

CUSIP NO. 880349105                 13G/A                    PAGE 12 OF 12 PAGES
-------------------                                          -------------------

                    HIGHFIELDS CAPITAL LTD.

                    By:  Highfields Capital Management LP,
                         its Investment Manager and Attorney-in-Fact

                    By:  Highfields GP LLC, its General Partner

                              /s/ KENNETH H. COLBURN
                         ----------------------------
                                     Signature

                           Kenneth H. Colburn
                           Authorized Signatory
                           --------------------
                           Name/Title